Exhibit 99.2

HADRO RESOURCES INC.
(Frankfurt Exchange - HD1, (WKN: 626679, ISIN: US4050071053); OTC BB - HDRS)
FOR IMMEDIATE RELEASE   Reno, Nevada
                                                                  April 19, 2001
                                BUSINESS EDITORS:

               Hadro Resources Inc. common stock is traded on the
 Frankfurt Stock Exchange (FWB) under the symbol HD1, (WKN: 626679)
    and on the OTC Bulletin Board in the United States under the symbol HDRS.
--------------------------------------------------------------------------------


         HADRO RESOURCES INC. ANNOUNCES REVISED CALIFORNIA BUTTONWILLOW
          OIL AND GAS LEASE ACQUISITION AND WELL DRILLING PARTNERSHIPS

Revised Agreement for New Oil and Gas Leases: Hadro Resources, Inc. ("the Company") (symbol OTCBB: HDRS) has revised initial terms of agreement of the oil and gas lease acquisition announced by the Company on April 5, 2001 to acquire a 70% net revenue interest in approximately 224 acres of oil and gas leases in the Buttonwillow gas field located in the southern San Joaquin Valley of Kern County, California (the "Button Willow Leases") from Clearview Mineral Resources Corp., a British Columbia public company trading on the CDNX Exchange ("Clearview"). The Company, subject to final due diligence, now expects to execute a definitive agreement to obtain the 70% net revenue interest in the Buttonwillow leases for a total of $150,000 in cash. The Company previously announced that it would issue 2,000,000 restricted common shares to obtain its interest in the Buttonwillow leases. The revised terms of agreement will not cause dilution to existing shareholders. The definitive closing agreement to complete the proposed transaction is scheduled for May 31, 2001.

The Buttonwillow Leases: The leases are located in close proximity to the Berkley gas prospect (within 1.5 - 9 miles depending on lease) and include approximately 15 acres in the Lost Hills area. The Buttonwillow leases are located approximately 32 miles northwest of the City of Bakersfield. The leases also are host to a gas pipeline, and good infrastructure and road access.

Partnership Drilling Arrangements: The Company is also pleased to announce that Hadro and Clearview have executed two drill funding option agreements with two companies to provide 75% of the funds necessary to drill the first well on the Buttonwillow leases. The options will expire on May 31, 2001, and entitles each company to participate in Hadro's net revenue interest in the first well to be drilled on the Buttonwillow leases according to pro rata investment. The Company welcomes the interest of other participants to its drilling program on the Buttonwillow leases.

Hadro and Clearview have granted a drill funding option to Canadian Metals Exploration Limited, a British Columbia public company trading on the CDNX Exchange under the symbol "CEL", such option is to provide 25% of well drilling capital on the first well to be drilled on the Button Willow Leases to obtain a 17.5% net royalty interest of the first drilled hole. A second drill funding option has been provided Spectrum Technology Corp. of 3403 Stockdale Hwy, Bakersfield, CA, such option is to provide 50% of well drilling capital on the first well to be drilled on the Button Willow Leases to obtain a 35% net royalty interest of the first drilled hole. The options will expire on May 31, 2001 and require that drilling funding is provided by that date.

Drilling Program Outline: The Company expects to raise capital internally to drill gas and oil wells on the Buttonwillow leases this summer and fall. From seismic data processed, and from data from other wells drilled in the past by Chevron, Texaco, Lamberson, and Northwest Petroleum, the first well has been located and targeted for drilling to a depth of 6,650 feet to reach the San Jaoquin Sands, as well as the 44X Gas Sands at the mid depth, and the Randolph Oil Sands at depth. Subject to financing, the Company plans to raise capital to drill six wells.

The Buttonwillow Gas Field Structure: The Buttonwillow gas field was discovered in 1927 and reached peak production in 1935 with 4.3 billion cubic feet of total production from the upper portion of the shallow San Joaquin Formation. The Buttonwillow gas field is located near the depocenter of the San Joaquin Basin, a northwesterly-trending asymmetrical synclinorium which rises steeply to the west toward the Coast Range, but more gently to the east, forming a homocline. The latter feature is disrupted by faults and northwesterly lines of folding. The field is located on the Buttonwillow lowerbank trend, the fold line closest to the axis of the basin.

The Buttonwillow Anticline elongate double-plunging structure is about 5 miles long. Faulting does not seem to influence the occurrence of hydrocarbons; the anticline and stratigraphy provide the traps.

Prior production from the Buttonwillow gas field was limited to sands within the San Joaquin Formation, Pliocene age, between 2,300 and 3,400 feet. Several wells more currently drilled to deeper depths had excellent gas shows, even blowouts from the deeper San Joaquin sands and high gravity oil shows.


About the Company: Hadro Resources, Inc. is a natural resource exploration company engaged in the acquisition of oil and natural gas properties for exploration and development in the United States. Subject to financing, the Company plans to undertake drilling for oil and gas in the US. The Company is currently assessing other potential oil and gas exploration acquisitions.

For further information:
--------------------------------------------------------------------------------
Contact:  G. Cicci, Investor Relations,
          Investor Communications International, Inc.
Phone: (800) 209-2260 or (360) 332-1644    Fax: (360) 332-1643

SAFE HARBOR STATEMENT
--------------------------------------------------------------------------------
Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, commodity prices of precious metals and actual results differing materially from projections because of geological factors, operation factors, government regulations or factors relied upon from independent sources, may either negatively or positively impact exploration or mining operations. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in the future periods to differ materially from forecasted results. The Company assumes no obligation to update the information in this release.